Exhibit 10.5

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Data analysis and promotion service framework contract

Contract No: KS-YX20220901-002

XMKSLM-20230804-018

Through friendly negotiation and based on the principle of equality and mutual benefit, Party A and Party B have reached the following agreement on the matter of Party A entrusting Party B to carry out data analysis and promotion services, for both parties to jointly abide by and implement it.

Party A: Xiamen Kuangshi Alliance Network Technology Co., Ltd.
Contact person: Huang Mingjie	Phone: [*]
Company location: Unit 0467, No. 366 Chengyi Street, Phase 3, Xiamen Software Park

Party B: Jiangmen Yinxing Robot Co., Ltd.
Contact person: He Xiaohong	Phone: [*]
Company location: Room 203, No. 129, Baishi Avenue, Pengjiang District, Jiangmen City

1 - Service content

1. Data analysis and promotion services: Party B provides data analysis for Party A and publishes it on the network platform designated by Party A.

2. Party B provides Party A with bidding promotion services.

2 - Payment method

1. Party B’s payment information is subject to the information provided in this agreement. If there is any change, Party B will notify Party A in advance:

Account name: Jiangmen Yinxing Robot Co., Ltd.

Account number: [*]

Account opening bank: Bank of China Co., Ltd. Jiangmen Jiangsha Science and Technology Branch

2. Party B provides Party A with special value-added tax invoices, and the invoices are payable to the name of Party A; Party B does not accept invoicing services from any third party other than Party A.

3 - Commitments and Guarantees

1. Both parties guarantee that they have the qualifications to perform their obligations under this contract and operate legally. If one party violates this agreement and is punished by the regulatory or judicial authorities, the observant party has the right to immediately terminate this contract.

2. If the materials for this contract are provided by Party A, Party A shall ensure that the materials do not violate any laws and regulations or infringe on the rights of any third party (including but not limited to intellectual property rights, portrait rights, etc.), and shall bear all liability for this. Financial and Legal Responsibilities.

3. If the materials for this contract are provided by Party B, Party B shall ensure that the materials do not violate any laws and regulations or infringe on the rights of any third party (including but not limited to intellectual property rights, portrait rights, etc.), and shall bear all economic and legal liability.

4 - Intellectual property rights and confidentiality

1. Both parties guarantee that the information provided by one party to the other party will not infringe the intellectual property rights or legitimate rights and interests of any other person. Otherwise, all responsibilities will be borne by the party itself and will have nothing to do with the other party.

2. Both parties guarantee that the hardware, software, programs, passwords, trade names, technology, licenses, patents, trademarks, technical knowledge and business processes of the other party that one party learns or is allowed to use under this contract are the legal ownership of the other party. There is no right or interest in this.

3. The other party’s business secrets, technical secrets, account information and other matters that need to be kept confidential by both parties that are known by both parties during the validity period of this contract shall not be disclosed or made public to third parties during the contract period and within two years after the termination of the contract.

4. Any disclosure of confidential information by either party under any of the following circumstances will not be deemed a violation of this Agreement:

1) The information is already known to the public at the time of disclosure;

2) The information is disclosed based on the prior written consent of the other party;

3) One party discloses the information in accordance with the requirements of the government and judicial departments with jurisdiction over it when performing official duties in accordance with Chinese laws and regulations, provided that one party notifies the other party in writing of the exact nature of the disclosed trade secrets before disclosure.

5. Without the written consent of the other party, neither party shall use the other party’s trademark to promote activities, otherwise the breaching party shall compensate the non-breaching party for all losses.

5 - Liability for breach of contract

1. During the cooperation period, Party A must pay the settlement fee to Party B as agreed. If Party A fails to pay the due amount, Party A shall pay Party B a liquidated damages of 0.05% of the unpaid amount for each overdue day.

2. If Party B violates its obligations under this contract and the information content it promotes is determined by regulatory or judicial authorities to be in violation of laws, regulations or relevant policies, Party A has the right to terminate this contract and hold Party B liable for breach of contract. The liquidated damages are the same as those agreed in the previous paragraph; However, Party A shall still pay Party B the service fees already incurred.

6. Dispute Resolution

If any dispute arises due to the signing or performance of this contract, both parties shall resolve it through friendly negotiation. If negotiation fails, either party may file a lawsuit with the People’s Court where Party B is located.

7. Others

1. The service period of this contract is from September 6, 2022 to December 31, 2023.

2. This contract is made in duplicate, with Party A and Party B each holding one copy, which has the same legal effect.

3. This contract will come into effect after being stamped with official seals or contract seals by both parties.

Party A: Xiamen Kuangshi Alliance Network Technology Co., Ltd.	Party B: Jiangmen Yinxing Robot Co., Ltd.
Stamp:	Stamp:
Authorized Representative:	Authorized Representative:
Date: September 1, 2022	Date: September 1, 2022

Annex I

Commitment Letter

The company and Jiangmen Yinxing Robot Co., Ltd. signed the “Data analysis and promotion service framework contract” on September 1, 2022.

The company now makes the following commitments regarding this service contract:

All products promoted by our company comply with the relevant laws, regulations and policies of our country.

We guarantee that the relevant information provided by our company to Jiangmen Yinxing Robot Co., Ltd. is true, accurate and complete.

If any losses are caused to Jiangmen Yinxing Robot Co., Ltd. due to false records, misleading statements or major omissions in the information and materials provided by the company, it will be liable for compensation in accordance with the law.

Commitment Party: Xiamen Kuangshi Alliance Network Technology Co., Ltd.

Stamp:

Date: September 1, 2022

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